EXHIBIT  21.1     SUBSIDIARIES  OF  THE  REGISTRANT.


U.S.  SUBSIDIARIES

Name of Subsidiaries     State of Organization  Trade Names
-----------------------  ---------------------  -----------
Penn Wilson CNG, Inc. .  Delaware               None
Penn CNG Holdings, Inc.  Delaware               None


FOREIGN  SUBSIDIARIES

Name of Subsidiaries                      Country of Organization  Trade Names
----------------------------------------  -----------------------  -----------
PennWill, S.A. de C.V. . . . . . . . . .  Mexico                   None
Camiones Ecologicos, S.A. de C.V.. . . .  Mexico                   None
Grupo Ecologico Industrial, S.A. de C.V.  Mexico                   None
Estacion Ambiental, S.A. de C.V. . . . .  Mexico                   None
Estacion Ambiental II, S.A. de C.V.. . .  Mexico                   None
Serinc, S.A. de C.V. . . . . . . . . . .  Mexico                   None